Exhibit 99.1

PRESS RELEASE

Contact: U-Store-It Trust Steven G. Osgood President & Chief Financial Officer (440) 234-0700	Investors/Media: The Ruth Group Stephanie Carrington / Jason Rando (646) 536-7017 / 7025 scarrington@theruthgroup.com jrando@theruthgroup.com

U-Store-It Trust to Acquire 99 Self-Storage Facilities for $309.5 Million

- Acquisitions to Add 5.1 Million Square Feet to Portfolio -
- Market Position Strengthened in Core Markets -
- Selective Entry into New Markets -

Cleveland, OH, March 3, 2005 – U-Store-It Trust (NYSE: YSI), a self-administered and self-managed real estate investment trust focused on self-storage facilities, announced today that it has entered into definitive agreements to acquire 99 self-storage facilities for a total purchase price of $309.5 million.

The acquisitions are comprised of several transactions:

•	The Company has agreed to acquire 67 self-storage facilities from National Self Storage for $217.0 million. The facilities total approximately 3.6 million rentable square feet and are located in the Company’s existing markets in Southern California, Arizona and Tennessee and in new markets in Texas, Northern California, New Mexico, Colorado and Utah.

•	As previously disclosed in connection with its initial public offering, the Company has entered into a contract to acquire 18 self-storage facilities for $34.0 million from Liberty Self-Stor Ltd., a subsidiary of Liberty Self-Stor, Inc. The facilities total approximately 863,000 rentable square feet and are located in the Company’s home market of Ohio and in New York.

•	The Company has also entered into an agreement to purchase 6 self-storage facilities from A-1 Self Storage for $28.1 million. The facilities total approximately 240,000 rentable square feet and are located in Connecticut and New York. In addition, the Company has agreed to acquire three facilities for an aggregate purchase price of $14.9 million. The facilities total approximately 200,000 rentable square feet and are located in north Dallas, Texas and Orlando, Florida.

•	On March 1, 2005, the Company acquired 5 self-storage facilities in central Connecticut totaling approximately 237,000 rentable square feet and operated under the Ford Storage brand. The purchase price for these facilities was $15.5 million.

The Company expects to finance the aggregate purchase price and related closing costs through $63 million of newly-issued units of its operating partnership, approximately $180 million of assumed and new first mortgage debt, and a draw on the Company’s existing revolving credit facility. The acquisitions are expected to close by the end of the second quarter of 2005.

Robert J. Amsdell, Chairman and Chief Executive Officer, said, “We are very excited about the opportunity to acquire these 99 self storage facilities. The acquisitions demonstrate our ability to execute on our acquisition strategy and continue as a top acquirer. Having successfully integrated the acquisitions made as part of our initial public offering, we are in an excellent position to leverage our operating platform to integrate the acquisitions into our existing core markets and expand into new core markets.”

The Company has posted to the investor relations section of its Web site www.u-store-it.com an information package that provides supplemental information related to this announcement.

Management will host a conference call on Friday, March 4, 2005 at 9:00 a.m. ET to discuss this announcement. The dial-in numbers are (800) 810-0924 for domestic callers, and (913) 981-4900 for international callers. Please use confirmation code 8966241. A live Web cast of the conference call will also be available online on the Company’s corporate Web site at www.u-store-it.com. After the live Web cast, the call will remain available on U-Store-It’s Web site through April 1, 2005. In addition, a telephonic replay of the call will be available until March 18, 2005. The replay dial-in numbers are (888) 203-1112 for domestic callers and (719) 457-0820 for international callers. Please use reservation code 8966241 for the telephonic replay.

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. As of February 28, 2005, the Company owned 202 self-storage facilities in 25 states totaling approximately 13.1 million rentable square feet.

Forward Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of our business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the self-storage industry in particular. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission which discuss these and other risks and factors that could cause the Company’s actual results to differ materially from any forward-looking statements.

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